EXHIBIT 5.1

                          Opinion of Cooley Godward LLP


February 7, 2001

Previo, Inc.
12636 High Bluff Drive
San Diego, CA  92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Previo, Inc. of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of up to 500,000 shares of the Company's Common Stock, $.001 par value (the "Plan Shares") under the 2000 Equity Incentive Plan, as amended (the "Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Form of Stock Option Agreement and Grant Notice, the Company's Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares, when sold and issued in accordance with the Registration Statement and related prospectus, the Plan and the options granted thereunder, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/  Thomas A. Coll

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